SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                                    OEA, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                          Common Stock ($.10 Par Value)
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    670826106
             -----------------------------------------------------
                                 (CUSIP Number)

                                    10/21/98
             ------------------------------------------------------
            (Date of Event which requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule if filed:

[   ]  Rule 13d-1(b)

[ X ]  Rule 13d-1(c)

[   ]  Rule 13d-1(d)

CUSIP No.   670826106                 13G                     Page 2 of 4 Pages



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   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       Shirene Kafadar
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [   ]
                                                             (b)  [   ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            146,486
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             1,970,713
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             146,486
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                        1,970,713
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,117,199

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

       --

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       10.3

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*



       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                               Page 3 of 4 Pages


Item 1.     (a)   Name of Issuer:

                  OEA, Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                  34501 E. Quincy Avenue, Denver, CO 80250

Item 2.     (a)   Name of Person Filing:

                  Shirene Kafadar

            (b)   Address of Principal Business Office or, if none, Residence:

                  18121 W. 44th Avenue, Golden, CO 80401

            (c)   Citizenship:

                  U.S.A.


            (d)   Title of Class of Securities:

                  Common Stock ($.10 Par Value)


            (e)   CUSIP Number:

                  670826106


Item 3. If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the preson filing is a:

            (a)   [ ]   Broker or dealer  registered under section  15 of  the
                        Act (15 U.S.C. 78o).

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c).

            (c)   [ ]   Insurance company  as defined  in section  3(a)(19) of
                        the Act (15 U.S.C. 78c).

            (d)   [ ]   Investment company registered under  section 8 of  the
                        Investment Company Act (15 U.S.C. 80a-8).

            (e)   [ ]   An investment adviser in accordance with section
                        240.13d-1(b)(1)(ii)(E).

            (f)   [ ]   An employee benefit plan or endowment fund in accordance
                        with section 240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   A parent holding company or control person in accordance
                        with section 240.13d-1(b)(1)(ii)(G)

            (h)   [ ]   A savings association as defined in section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813).

            (i)   [ ]   A church plan that is excluded from the definition of an
                        investment company under section 3(o(14) of the Investment Company Act of 1940 (15 U.S.C. 80-3).

            (j)   [ ]   Group, in accordance with section 240.13d-1(b)(1)(ii)
                        (J).

                                                               Page 4 of 4 Pages



Item 4.     Ownership.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

            (a)  Amount Beneficially Owned:   2,117,199

            (b)  Percent of Class:    10.3

            (c)  Number of shares as to which such person has:

                    (i)  Sole power to vote or to direct the vote      146,486.

                    (ii) Shared power to vote or to direct the vote  1,970,713.

                    (iii)Sole power to dispose or to direct the disposition of

                         146,486.

                    (iv) Shared power to dispose or to direct the disposition of

Item 5.   Ownership of Five Percent or Less of a Class.

            N/A

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          The 1,970,713 shares are held by the Ahmed D. Kafadar Trust and the Maryana B. Kafadar Trust. The Reporting Person is one of five trustees who must act unanimously. The other trustees are Charles Kafadar, Karen Kafadar, James Kafadar and Claudia Kafadar. The Reporting Person disclaims beneficial ownership of such shares.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

           N/A

Item 8.   Identification and Classification of Members of the Group.  N/A


Item 9.   Notice of Dissolution of Group.  N/A


Item 10.  Certification.

          (a)   N/A

          (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     11/14/98
                                                   -----------------------------
                                                               Date
                                                   /s/  Shirene Kafadar
                                                   -----------------------------
                                                             Signature
                                                   Shirene Kafadar
                                                   -----------------------------
                                                            Name/Title